Consent of Independent Registered Public Accounting Firm


To the Board and Shareholders:

AXP Fixed Income Series, Inc.
         RiverSource Diversified Bond Fund
AXP Income Series, Inc.
         RiverSource Selective Fund

We consent to the use of our reports incorporated herein by reference, the references to our Firm under the heading "Financial Highlights" in the prospectuses included or incorporated herein by reference and the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information incorporated herein by reference. We also consent to the references to our Firm in Section C of the combined proxy statement/prospectus being filed on Form N-14.





/s/ KPMG LLP
--------------------------------
    KPMG LLP
    Minneapolis, Minnesota
    December 5, 2005